Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FOURTH QUARTER AND FULL-YEAR 2020

Q4 QUARTERLY REVENUES INCREASED 5.2% TO ALL-TIME RECORD

CALABASAS, Calif., February 18, 2021 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Results and Highlights

•	Total revenues were $250.2 million, increasing by 57.8% sequentially and by 5.2% year-over-year

•

Net income of $23.6 million, or $0.59 per common share, diluted, compared to $6.0 million, or $0.15 per common share, diluted, in the third quarter of 2020 and $20.7 million, or $0.52 per common share, diluted, in the fourth quarter of 2019

•	Adjusted EBITDA of $36.9 million, compared to $12.2 million in the third quarter of 2020 and $32.5 million in the fourth quarter of 2019

•	Revenue from financing fees were $26.9 million, increasing by 72.0% sequentially and by 42.8% year-over-year

•	Private Client brokerage revenue increased 41.9% sequentially and decreased 2.0% year-over-year

•	Middle Market and Larger Transaction brokerage revenue increased 91.8% sequentially and 6.0% year-over-year

•	Completed two business acquisitions

Full Year 2020 Results and Highlights

•	Total revenues were $716.9 million, compared to $806.4 million in 2019

•	Net income of $42.8 million, or $1.08 per common share, diluted, compared to $76.9 million, or $1.95 per common share, diluted, in 2019

•	Adjusted EBITDA of $75.7 million, compared to $115.6 million in 2019

•	Revenue from financing fees increased 6.4% to $70.5 million

•	Number of investment sales professionals was 2,006, increasing by 4.2% over the past 12 months

•	Completed four business acquisitions

Hessam Nadji, President and CEO commented, “We concluded a tumultuous year with a record fourth quarter, which was bolstered by our intensified investor outreach, signature internal collaboration which helps clients solve problems and act on opportunities as well as the further resurrection of previously cancelled or delayed deals.” He added, “Positive vaccine news, investor urgency to close transactions before year-end and historically low interest rates helped spur transaction activity. For the year, the Company successfully preserved its strong balance sheet, added to its roster of experienced professionals, completed four strategic acquisitions, implemented a number of technology enhancements and outpaced the market by a healthy margin.”

Mr. Nadji continued, “While the pace of improvement in the transaction market is likely to be slower in the first quarter, we are encouraged by many positive factors that support rising transaction volumes as the year progresses. Expectation of widespread vaccinations, more robust job numbers and additional stimulus should lead to the release of pent-up demand in the second half of the year. We continue to strengthen our tools and technology, as well as make strategic investments, positioning us to create long-term shareholder value.”

Fourth Quarter 2020 Results Compared to Fourth Quarter 2019

Total revenues for the fourth quarter of 2020 were $250.2 million, compared to $237.9 million for the same period in the prior year, increasing 5.2%. The growth in total revenues was driven by the increase in real estate brokerage commissions, financing fees and other revenues. Real estate brokerage commissions of $217.1 million rose modestly from the prior year. Financing fees increased 42.8% to $26.9 million primarily due to an increase in overall financing volume, partially offset by a decrease in average fee rates. Other revenues increased 75.0% to $6.2 million.

Total operating expenses for the fourth quarter of 2020 increased 4.4% to $220.2 million, compared to $210.8 million for the same period in the prior year. The increase was primarily driven by a 3.5% increase in cost of services and a 5.9% increase in selling, general and administrative expense. Cost of services as a percent of total revenues decreased 100 basis points to 64.2% compared to the same period in the prior year, primarily due to the mix in closed deals by seniority/experience level of our investment sales and financing professionals.

Selling, general and administrative expense for the fourth quarter of 2020 increased 5.9% to $56.4 million, compared to the same period in the prior year. The increase was primarily due to higher costs associated with (i) compensation related costs, including salaries and related benefits and variable employee incentive compensation; (ii) business development, marketing and other support related to the long-term retention of our sales and financing professionals, as well as recent additions of experienced professionals; and (iii) our acquisition activities. These increases were partially offset by reductions in (i) legal costs and (ii) net other expense categories, including events, travel and other related expenses.

Net income for the fourth quarter of 2020 was $23.6 million, or $0.59 per common share, basic and diluted, compared to $20.7 million, or $0.53 per common share, basic and $0.52 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the fourth quarter of 2020 was $36.9 million, compared to $32.5 million for the same period in the prior year.

Full Year 2020 Results Compared to Full Year 2019

Total revenues for 2020 were $716.9 million, compared to $806.4 million for the same period in the prior year, a decrease of $89.5 million, or 11.1%. Total operating expenses for 2020 decreased by 6.6% to $663.3 million compared to $710.0 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 62.5%, up 60 basis points compared to the same period in the prior year reflecting a higher proportion of transactions completed by our more senior investment sales and financing professionals in a challenging environment. The Company reported net income for 2020 of $42.8 million, or $1.08 per common share, basic and diluted, compared with net income of $76.9 million, or $1.95 per common share, basic and diluted for the same period in the prior year. Adjusted EBITDA for 2020 decreased by 34.5% to $75.7 million, from $115.6 million for the same period in the prior year. As of December 31, 2020, the Company had 2,097 investment sales and financing professionals, a net gain of 76 over the prior year.

Impact of COVID-19

Since the declaration of the COVID-19 pandemic in mid-March, the Company has implemented recommendations and protocols from the Centers for Disease Control, the World Health Organization and federal, state and local authorities where it operates to ensure the safety and well-being of its clients, employees, and agents. The Company quickly implemented work from home protocols for all offices and has been conducting business using its extensive technology platform. To mitigate the impact of COVID-19 on our business, the Company has assessed its cost structure and instituted expense reductions to preserve the Company’s strong balance sheet and financial position.

The impact of shelter-in-place orders, widespread travel restrictions and disruptions to the financial markets in response to the economic uncertainty introduced by the pandemic had an adverse impact on the real estate investment sales market. The slower transaction market in the first half of 2020, impacted the Company’s business, resulting in a reduction in sales volume, revenues, Adjusted EBITDA and earnings per share. The duration of the disruptive nature of the pandemic on the Company’s business as well as the financial impact is unknown but has been diminishing since the onset of the pandemic. During the fourth quarter of 2020, we continued to see a recovery in transaction activity and availability of capital from the initial shock of COVID-19.

Business Outlook

Notwithstanding the impact of the COVID-19 pandemic on the current business environment, we believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth through incremental strategic acquisitions. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool and is highly fragmented. The top 10 brokerage firms led by MMI have an estimated 22% share of this segment by transaction count.

Key factors that may influence the Company’s business during 2021 include:

•	Hampered transaction velocity as a result of the impact of COVID-19 on the market and the Company’s transaction volume, revenues and earnings per share

•	Volatility in market sales and investor sentiment driven by:

•

Slowdown in market sales in the short- to mid-term due to local and regional surges of COVID-19 cases, interest rate fluctuations, increasing bid-ask spread between buyers and sellers and economic trends

•

Possible boost to investor sentiment and sales activity based on perceived bottoming of interest rates, easing cycle, increased COVID-19 vaccine supply and distribution and economic initiatives which may increase real estate investor demand, particularly in the second half of 2021

•	Possible impediment of investor sentiment related to regulatory changes at the local, state and national level

•	Experienced sales and financing professionals’ larger share of revenue production in a more challenging market environment, resulting in a higher cost of services

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, February 18, 2021, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, March 4, 2021, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13713798.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2020, the Company had 2,097 investment sales and financing professionals in 84 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,954 transactions in 2020, with a sales volume of approximately $43.4 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2021, the potential continuing impact of the COVID-19 pandemic, and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•

uncertainties relating to the continuing impact of the COVID-19 pandemic, including the length and severity of such pandemic and the federal government’s proposed stimulus response package, and the pace of recovery following such pandemic;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations, including restrictions on business activities, resulting from the COVID-19 pandemic;

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, employment laws or other government regulation affecting our business;

•	our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Real estate brokerage commissions	$217,120	$215,541	$633,164	$729,356
Financing fees	26,864	18,806	70,538	66,293
Other revenues	6,230	3,561	13,204	10,779

Total revenues	250,214	237,908	716,906	806,428

Operating expenses:
Cost of services	160,672	155,196	447,879	498,878
Selling, general and administrative	56,413	53,265	204,514	203,110
Depreciation and amortization	3,077	2,343	10,899	8,017

Total operating expenses	220,162	210,804	663,292	710,005

Operating income	30,052	27,104	53,614	96,423
Other income (expense), net	2,426	3,410	6,650	12,477
Interest expense	(205)	(370)	(900)	(1,388)

Income before provision for income taxes	32,273	30,144	59,364	107,512
Provision for income taxes	8,651	9,423	16,526	30,582

Net income	23,622	20,721	42,838	76,930

Other comprehensive income (loss):
Marketable debt securities, available-for-sale:
Change in net unrealized gains (losses)	112	(52)	799	1,822
Less: reclassification adjustment for net losses (gains) included in other income (expense), net	2	(2)	34	(43)

Net change, net of tax of $40, $(6), $286 and $611 for the three months ended December 31, 2020 and 2019 and the years ended December 31, 2020 and 2019, respectively	114	(54)	833	1,779
Foreign currency translation loss, net of tax of $0 for the three months ended December 31, 2020 and 2019 and the years ended December 31, 2020 and 2019	(491)	(376)	(237)	(576)

Total other comprehensive (loss) income	(377)	(430)	596	1,203

Comprehensive income	$23,245	$20,291	$43,434	$78,133

Earnings per share:
Basic	$0.59	$0.53	$1.08	$1.95
Diluted	$0.59	$0.52	$1.08	$1.95
Weighted average common shares outstanding:
Basic	39,715	39,468	39,642	39,404
Diluted	39,967	39,640	39,735	39,548

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $15.6 billion for the three months ended December 31, 2020, encompassing 2,978 transactions consisting of $11.2 billion for real estate brokerage (2,071 transactions), $3.1 billion for financing (642 transactions) and $1.3 billion in other transactions, including consulting and advisory services (265 transactions). Total sales volume was $43.4 billion for the year ended December 31, 2020, encompassing 8,954 transactions consisting of $32.1 billion for real estate brokerage (6,288 transactions), $7.7 billion for financing (1,943 transactions) and $3.6 billion in other transactions, including consulting and advisory services (723 transactions). As of December 31, 2020, the Company had 2,006 investment sales professionals and 91 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2020	2019	2020	2019
Average Number of Investment Sales Professionals	1,948	1,882	1,920	1,843
Average Number of Transactions per Investment Sales Professional	1.06	1.09	3.28	3.82
Average Commission per Transaction	$104,838	$105,142	$100,694	$103,572
Average Commission Rate	1.94%	1.97%	1.98%	1.98%
Average Transaction Size (in thousands)	$5,404	$5,341	$5,097	$5,234
Total Number of Transactions	2,071	2,050	6,288	7,042
Total Sales Volume (in millions)	$11,191	$10,950	$32,052	$36,858

	Three Months Ended December 31,		Year Ended December 31,
Financing (1)	2020	2019	2020	2019
Average Number of Financing Professionals	87	96	86	102
Average Number of Transactions per Financing Professional	7.38	6.06	22.59	19.06
Average Fee per Transaction	$38,083	$31,034	$33,747	$32,680
Average Fee Rate	0.80%	0.83%	0.85%	0.88%
Average Transaction Size (in thousands)	$4,789	$3,729	$3,948	$3,693
Total Number of Transactions	642	582	1,943	1,944
Total Financing Volume (in millions)	$3,075	$2,170	$7,672	$7,180

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended,
	December 31, 2020			September 30, 2020			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	295	$190	$7,906	241	$156	$6,290	54	$34	$1,616
Private Client Market ($1 - <$10 million)	1,570	4,908	138,830	1,168	3,592	97,856	402	1,316	40,974
Middle Market ($10 - <$20 million)	112	1,526	29,719	70	945	17,643	42	581	12,076
Larger Transaction Market (≥$20 million)	94	4,567	40,665	48	2,302	19,055	46	2,265	21,610

	2,071	$11,191	$217,120	1,527	$6,995	$140,844	544	$4,196	$76,276

	Three Months Ended December 31,
	2020			2019			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	295	$190	$7,906	278	$183	$7,404	17	$7	$502
Private Client Market ($1 - <$10 million)	1,570	4,908	138,830	1,558	5,080	141,717	12	(172)	(2,887)
Middle Market ($10 - <$20 million)	112	1,526	29,719	129	1,768	31,297	(17)	(242)	(1,578)
Larger Transaction Market (≥$20 million)	94	4,567	40,665	85	3,919	35,123	9	648	5,542

	2,071	$11,191	$217,120	2,050	$10,950	$215,541	21	$241	$1,579

	Year Ended December,
	2020			2019			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	944	$600	$24,456	1,011	$657	$27,012	(67)	$(57)	$(2,556)
Private Client Market ($1 - <$10 million)	4,773	15,115	421,767	5,311	17,239	487,528	(538)	(2,124)	(65,761)
Middle Market ($10 - <$20 million)	316	4,311	81,621	441	6,002	107,818	(125)	(1,691)	(26,197)
Larger Transaction Market (≥$20 million)	255	12,026	105,320	279	12,960	106,998	(24)	(934)	(1,678)

	6,288	$32,052	$633,164	7,042	$36,858	$729,356	(754)	$(4,806)	$(96,192)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	December 31, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$243,152	$232,670
Commissions receivable, net	10,391	5,003
Prepaid expenses	10,153	10,676
Income tax receivable	—	4,999
Marketable debt securities, available-for-sale (includes amortized cost of $158,148 and $150,517 at December 31, 2020 and 2019, respectively, and $0 allowance for credit losses)	158,258	150,752
Advances and loans, net	2,413	2,882
Other assets	4,711	3,185

Total current assets	429,078	410,167
Property and equipment, net	23,436	22,643
Operating lease right-of-use assets, net	84,024	90,535
Marketable debt securities, available-for-sale (includes amortized cost of $45,181 and $59,468 at December 31, 2020 and 2019, respectively, and $0 allowance for credit losses)	47,773	60,809
Assets held in rabbi trust	10,295	9,452
Deferred tax assets, net	21,374	22,122
Goodwill and other intangible assets, net	52,053	22,312
Advances and loans, net	106,913	66,647
Other assets	4,176	4,347

Total assets	$779,122	$709,034

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$18,288	$10,790
Notes payable to former stockholders	—	6,564
Deferred compensation and commissions	58,106	44,301
Income tax payable	3,726	—
Operating lease liabilities	19,190	17,762
Accrued bonuses and other employee related expenses	21,007	22,388

Total current liabilities	120,317	101,805
Deferred compensation and commissions	38,745	45,628
Operating lease liabilities	59,408	63,155
Other liabilities	13,816	3,539

Total liabilities	232,286	214,127

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2020 and 2019, respectively	—	—
Common stock, $0.0001 par value: Authorized shares – 150,000,000; issued and outstanding shares – 39,401,976 and 39,153,195 at December 31, 2020 and 2019, respectively	4	4
Additional paid-in capital	113,182	104,658
Stock notes receivable from employees	—	(4)
Retained earnings	431,076	388,271
Accumulated other comprehensive income	2,574	1,978

Total stockholders’ equity	546,836	494,907

Total liabilities and stockholders’ equity	$779,122	$709,034

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$23,622	$6,040	$20,721	$42,838	$76,930
Adjustments:
Interest income and other (1)	(958)	(889)	(2,494)	(5,048)	(10,322)
Interest expense	205	199	370	900	1,388
Provision for income taxes	8,651	1,916	9,423	16,526	30,582
Depreciation and amortization	3,077	2,606	2,343	10,899	8,017
Stock-based compensation	2,354	2,383	2,238	9,905	9,278
Non-cash MSR activity (2)	(9)	(26)	(90)	(321)	(322)

Adjusted EBITDA(3)	$36,942	$12,229	$32,511	$75,699	$115,551

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The increase in Adjusted EBITDA for the three months ended December 31, 2020 compared to the same period in 2019 is primarily due to an increase in total revenues and a lower proportion of operating expenses compared to total revenues, while the decrease for the year ended December 31, 2020 compared to the same period in 2019 is primarily due to a decrease in total revenues and a higher proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards